Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2021

Columbia Banking System Announces Third Quarter 2021 Results

Notable Items for Third Quarter 2021

•Quarterly net income of $53.0 million and diluted earnings per share of $0.74
•Total loans, net of PPP loans, increased $183.2 million, or 8% annualized1
•Strong loan production of $366.2 million
•Deposits increased $608.0 million, or 16% annualized
•Net interest margin of 3.17%, an increase of 1 basis point from the linked quarter
•Nonperforming assets to period-end assets ratio decreased to 0.13%
•Loan balances subject to deferral declined 20% from June 30, 2021

TACOMA, Washington, October 28, 2021 -- Clint Stein, President and Chief Executive Officer of Columbia Banking System, Inc. (“Columbia”, “we” or “us”) and Columbia Bank (the “Bank”) (NASDAQ: COLB), said today upon the release of Columbia’s third quarter 2021 earnings, “Third quarter performance was very good on all fronts. Our bankers worked hard to serve our clients, which directly translated into robust balance sheet growth, improved credit quality, expanding pipelines, stable noninterest income and well-controlled expenses.”
1 Total loans, net of PPP loans is a non-GAAP measure. See the section titled “Non-GAAP Financial Measures” in this earnings release for a reconciliation of total loans to total loans, net of PPP loans.

Balance Sheet
Total assets at September 30, 2021 were $18.60 billion, an increase of $589.0 million from the linked quarter. Loans were $9.52 billion, down $171.7 million from June 30, 2021 as loan originations of $366.2 million were offset by loan payments. Total Paycheck Protection Program (“PPP”) loans decreased from $691.9 million at June 30, 2021 to $337.0 million at September 30, 2021. The remaining PPP loans balance consisted of $53.8 million from the first round in 2020 and $283.2 million from the second round in 2021. Debt securities in total were $6.91 billion, an increase of $692.3 million from $6.21 billion at June 30, 2021. The increase was mostly a result of purchases during the quarter partially offset by principal paydowns. Total deposits at September 30, 2021 were $15.95 billion, an increase of $608.0 million from June 30, 2021 largely due to an increase in demand and other noninterest-bearing deposits. The deposit mix remained fairly consistent from June 30, 2021 with 50% noninterest-bearing and 50% interest-bearing.
Chris Merrywell, Columbia’s Executive Vice President and Chief Operating Officer, stated, “We won new business during the quarter expanding both loans and deposits, with non-PPP loan and total deposit annualized growth of 8% and 16%, respectively. This success can be attributed to our bankers commitment and client-centered approach of understanding the goals of each client and the nuances of the markets where they operate.”

Income Statement
Net Interest Income
Net interest income for the third quarter of 2021 was $132.5 million, an increase of $7.1 million from the linked quarter and an increase of $7.8 million from the prior-year period. The increase from the linked quarter was primarily due to higher loan interest income, which was impacted by substantial PPP loan forgiveness and payoffs, and an increase in interest income from securities mainly due to higher average balances. The increase in net interest income from the prior year period was mainly due to an increase in interest income for securities, which was due to higher average balances. For additional information regarding net interest income, see the “Net Interest Margin” section and the “Average Balances and Rates” tables.
Provision for Credit Losses
Columbia recorded no provision for credit losses for the third quarter of 2021 compared to a net provision recovery of $5.5 million for the linked quarter and a net provision of $7.4 million for the comparable quarter in 2020.

Andy McDonald, Columbia's Executive Vice President and Chief Credit Officer, commented, “We are very pleased that credit quality remained stable in spite of the COVID-19 Delta variant and other disruptions in the economy. All of our credit metrics improved, which offset any additional provision requirements from loan growth during the quarter. While we remain watchful of the impact of inflation, labor shortages and supply chain disruption on our clients’ revenue streams, we are confident in the resiliency and strength of the overall loan portfolio.”
Noninterest Income
Noninterest income was $24.0 million for the third quarter of 2021, an increase of $1.2 million from the linked quarter and an increase of $1.5 million from the third quarter of 2020. The increase compared to the linked quarter was due to a $750 thousand gain related to the sale of our health savings accounts to a third party recorded to other noninterest income as well as higher loan revenue. The increase in noninterest income during the third quarter of 2021 compared to the same quarter in 2020 was a result of the previously stated sale of health savings accounts as well as higher card revenue and financial services revenue partially offset by a decrease in mortgage banking due to a decrease in the mortgage pipeline and total volume of funded loans.
Noninterest Expense
Total noninterest expense for the third quarter of 2021 was $90.0 million, an increase of $5.9 million compared to the second quarter of 2021, mainly due to a increases in legal and professional fees, compensation and employee benefits expense and data processing and software. The increase in legal and professional fees is primarily due to acquisition-related professional services associated with our acquisition of Merchants Bank of Commerce. Total acquisition-related expenses for the quarter were $2.2 million. The increase in compensation and employee benefits expense was mostly attributable to higher labor costs in the second quarter of 2021 related to the origination of PPP loans. Such labor costs, rather than recognized in the period incurred, are capitalized and amortized as a reduction to interest income over the life of the loan.
Compared to the third quarter of 2020, noninterest expense increased $4.9 million, mostly attributable to increases in legal and professional fees and data processing and software expense. The increase in legal and professional fees is due to the acquisition-related professional services associated with our acquisition of Merchants Bank of Commerce.

The provision for unfunded loan commitments, a component of other noninterest expense, for the periods indicated are as follows:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

	(in thousands)
Provision for unfunded loan commitments	$500	$200	$800	$2,200	$4,600
Net Interest Margin
Columbia’s net interest margin (tax equivalent) for the third quarter of 2021 was 3.17%, an increase of 1 basis point from the linked quarter and a decrease of 30 basis points from the prior-year period. The increase in the net interest margin (tax equivalent) compared to the linked quarter was due to an increase in loan yields, which was impacted by substantial PPP loan forgiveness and payoffs, partially offset by lower yields on securities. The average cost of total deposits for both the third and linked quarter of 2021 was 4 basis points. The decrease in the net interest margin (tax equivalent) compared to the prior-year period was driven by lower average rates on securities and a higher ratio of taxable securities to our overall interest-earning assets, which was partially offset by higher loan yields, impacted by substantial PPP loan forgiveness and payoffs. For additional information regarding net interest margin, see the “Average Balances and Rates” tables.
Columbia’s operating net interest margin (tax equivalent)2 was 3.16% for the third quarter of 2021, which increased 1 basis point from the linked quarter and decreased 30 basis points compared to the prior-year period. The increase in the operating net interest margin for the third quarter of 2021 compared to the linked quarter and the decrease compared to the prior-year period were due to the items noted in the preceding paragraph.
2 Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

The following table highlights the yield on our PPP loans for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Paycheck Protection Program loans	(dollars in thousands)
Interest income	$11,155	$7,075	$5,263	$27,327	$9,853
Average balance	$495,879	$831,660	$948,034	$719,071	$533,702
Yield	8.92%	3.41%	2.21%	5.08%	2.47%

Aaron James Deer, Columbia’s Executive Vice President and Chief Financial Officer, stated, “Despite the continued pressure from the low-rate environment, our strong earning asset growth, supported by core deposit inflows, supports a solid outlook for net interest income. Moreover, as interest rates move toward more normal levels, we expect our margin to quickly benefit from new production and the repricing of existing loans.”
Asset Quality
At September 30, 2021, nonperforming assets to total assets decreased to 0.13% compared to 0.14% at June 30, 2021. Total nonperforming assets increased $155 thousand from the linked quarter, primarily due to increases in commercial business and one-to-four family residential nonaccrual loans, partially offset by a decrease in agriculture nonaccrual loans.
The following table sets forth information regarding nonaccrual loans and total nonperforming assets:

	September 30, 2021	June 30, 2021	December 31, 2020

	(in thousands)
Nonaccrual loans:
Commercial loans:
Commercial real estate	$2,871	$3,019	$7,712
Commercial business	12,105	10,745	13,222
Agriculture	7,706	9,034	11,614
Construction	—	—	217
Consumer loans:
One-to-four family residential real estate	1,491	1,179	2,001
Other consumer	3	44	40
Total nonaccrual loans	24,176	24,021	34,806
OREO and other personal property owned	381	381	553
Total nonperforming assets	$24,557	$24,402	$35,359

Nonperforming assets to total loans were 0.25% at both September 30, 2021 and June 30, 2021.

The following table provides an analysis of the Company’s allowance for credit losses:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

	(in thousands)
Beginning balance	$142,988	$148,294	$151,546	$149,140	$83,968
Impact of adopting ASC 326	—	—	—	—	1,632
Charge-offs:
Commercial loans:
Commercial real estate	—	(316)	—	(316)	(101)
Commercial business	(1,183)	(971)	(3,164)	(5,493)	(10,290)
Agriculture	—	(122)	(1,269)	(122)	(5,995)
Consumer loans:
One-to-four family residential real estate	—	(146)	(16)	(146)	(26)
Other consumer	(296)	(385)	(133)	(808)	(599)
Total charge-offs	(1,479)	(1,940)	(4,582)	(6,885)	(17,011)
Recoveries:
Commercial loans:
Commercial real estate	518	16	65	570	92
Commercial business	328	874	1,124	4,416	2,795
Agriculture	6	5	27	23	69
Construction	8	521	11	575	688
Consumer loans:
One-to-four family residential real estate	203	503	1,301	757	2,005
Other consumer	213	215	76	489	330
Total recoveries	1,276	2,134	2,604	6,830	5,979
Net (charge-offs) recoveries	(203)	194	(1,978)	(55)	(11,032)
Provision (recapture) for credit losses	—	(5,500)	7,400	(6,300)	82,400
Ending balance	$142,785	$142,988	$156,968	$142,785	$156,968
The allowance for credit losses to period-end loans was 1.50% at September 30, 2021 compared to 1.48% at June 30, 2021. Excluding PPP loans, the allowance for credit losses to period-end loans3 was 1.55% at September 30, 2021 compared to 1.59% at June 30, 2021.
Loan Deferrals
The following table shows the loan balances subject to deferral for the periods indicated:

	September 30, 2021	June 30, 2021	December 31, 2020

	(in thousands)
Loan balances subject to deferral	$32,796	$40,747	$146,725

3 Allowance for credit losses to period-end loans, excluding PPP loans is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this earnings release for the reconciliation of allowance for credit losses to period-end loans to allowance for credit losses to period-end loans, excluding PPP loans.

Organizational Update
On October 12, 2021, Columbia Banking System, Inc. and Umpqua Holdings Corporation jointly announced a definitive agreement to combine, creating the second largest regionally focused bank by market share on the West Coast with assets exceeding $50 billion. This partnership creates a broad network of more than 300 locations across Washington, Oregon, Idaho, California and Nevada under the Umpqua brand with wealth management services and products offered under the Columbia brand. The name of our parent company will remain Columbia Banking System, Inc. and our stock will continue to be traded under the “COLB” symbol.
This announcement follows Columbia’s first expansion into the California market with the completion of its acquisition of Bank of Commerce, Holdings (“Bank of Commerce”), the parent company of Merchants Bank of Commerce on October 1, 2021.
Mr. Stein commented, "We are delighted to welcome Merchant’s clients and employees to the Columbia Bank family. Furthermore, we are excited to announce the partnership between Columbia and Umpqua, which will position us as the preferred bank for businesses and families across the West. Both transactions are consistent with our community bank values and our unwavering commitment to our team members, clients and communities.”

Conference Call Information
Columbia’s management will discuss the third quarter 2021 financial results on a conference call scheduled for Thursday, October 28, 2021 at 10:00 a.m. Pacific Time (1:00 p.m. ET). Interested parties may join the live-streamed event by using the site:
https://edge.media-server.com/mmc/p/y8vfuseb

The conference call can also be accessed on Thursday, October 28, 2021 at 10:00 a.m. Pacific Time (1:00 p.m. ET) by calling 833-301-1160; Conference ID password: 9970936.
A replay of the call will be accessible beginning Friday, October 29, 2021 using the link below:
https://edge.media-server.com/mmc/p/y8vfuseb

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon and Idaho. The bank has been named one of Puget Sound Business Journal's “Washington’s Best Workplaces,” more than 10 times and was ranked #1 in Customer Satisfaction with Retail Banking in the Northwest region by J.D. Power4 in the 2020 U.S. Retail Banking Satisfaction Study. Columbia was named the #1 bank in the Northwest on the Forbes 2020 list of “America’s Best Banks,” marking nearly 10 consecutive years on the publication’s list of top financial institutions.
More information about Columbia can be found on its website at www.columbiabank.com.
4 Columbia Bank received the highest score in the Northwest region of the J.D. Power 2020 U.S. Retail Banking Satisfaction Study of customer satisfaction with their own retail bank.

Note Regarding Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, descriptions of Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy as well as the potential effects of the COVID-19 pandemic on Columbia’s business, operations, financial performance and prospects. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” or the negative of these words or words of similar construction are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainties, many of which are outside our control, that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q (as applicable), factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following:
•national and global economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth and maintain the quality of our earning assets;
•the markets where we operate and make loans could face challenges;
•the risks presented by the economy, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations and loan portfolio delinquency rates;
•risks related to the proposed merger with Umpqua Holdings Corporation (“Umpqua”) including, among others, (i) failure to complete the merger with Umpqua or unexpected delays related to the merger or either party’s inability to obtain regulatory or shareholder approvals or satisfy other closing conditions required to complete the merger, (ii) regulatory approvals resulting in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (iii) certain restrictions during the pendency of the proposed transaction with Umpqua that may impact the parties’ ability to pursue certain business opportunities or strategic transactions, (iv) diversion of management’s attention from ongoing business operations and opportunities, (v) cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (vi) the integration of each party’s management, personnel and operations will not be successfully achieved or may be materially delayed or will be more costly or difficult than expected, (vii) deposit attrition, customer or employee loss and/or revenue loss as a result of the announcement of the proposed merger, (viii) expenses related to the proposed merger being greater than expected, and (ix) shareholder litigation that could prevent or delay the closing of the proposed merger or otherwise negatively impact the Company’s business and operations;
•the efficiencies and enhanced financial and operating performance we expect to realize from investments in personnel, acquisitions (including the recent acquisition of Bank of Commerce Holdings (“Bank of Commerce Holdings”)) and infrastructure may not be realized;
•the ability to successfully integrate Bank of Commerce, or to integrate future acquired entities;
•interest rate changes could significantly reduce net interest income and negatively affect asset yields and funding sources;
•the effect of the discontinuation or replacement of LIBOR;
•results of operations following strategic expansion, including the impact of acquired loans on our earnings, could differ from expectations;
•changes in the scope and cost of FDIC insurance and other coverages;
•changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analysis relating to how such changes will affect our financial results could prove incorrect;
•changes in laws and regulations affecting our businesses, including changes in the enforcement and interpretation of such laws and regulations by applicable governmental and regulatory agencies;
•increased competition among financial institutions and nontraditional providers of financial services;
•continued consolidation in the Northwest financial services industry resulting in the creation of larger financial institutions that have greater resources could change the competitive landscape;
•the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings and capital;
•our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft;
•any material failure or interruption of our information and communications systems;

•inability to keep pace with technological changes;
•our ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk and regulatory and compliance risk;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•the effect of geopolitical instability, including wars, conflicts and terrorist attacks;
•our profitability measures could be adversely affected if we are unable to effectively manage our capital;
•natural disasters, including earthquakes, tsunamis, flooding, fires and other unexpected events;
•the effect of COVID-19 and other infectious illness outbreaks that may arise in the future, which has created significant impacts and uncertainties in U.S. and global markets;
•changes in governmental policy and regulation, including measures taken in response to economic, business, political and social conditions, including with regard to COVID-19; and
•the effects of any damage to our reputation resulting from developments related to any of the items identified above.
Additional factors that could cause results to differ materially from those described above can be found in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2021 and June 30, 2021, which are on file with the SEC and available on Columbia’s website, www.columbiabank.com, under the heading “Financial Information” and in other documents Columbia files with the SEC, and in Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2021 and June 30, 2021, which are on file with the SEC and available on Umpqua’s investor relations website, www.umpquabank.com, under the heading “Financials,” and in other documents Umpqua files with the SEC.
We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements which speak only as of the date hereof. Neither Columbia nor Umpqua assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction (the “Transaction”), Columbia will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Umpqua and Columbia and a Prospectus of Columbia, as well as other relevant documents concerning the Transaction. Certain matters in respect of the Transaction involving Umpqua and Columbia will be submitted to Umpqua’s and Columbia’s shareholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Umpqua and Columbia, without charge, at the SEC’s website, www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Umpqua Holdings Corporation, Attention: Andrew Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97204, 503-727-4100 or to Columbia Banking System, Inc., Attention: Investor Relations, P. O. Box 2156, MS 3100, Tacoma, WA 98401-2156, 253-471-4065.

PARTICIPANTS IN THE SOLICITATION
Umpqua, Columbia, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Umpqua and Columbia in connection with the Transaction under the rules of the SEC. Information regarding Umpqua’s directors and executive officers is available in Umpqua’s definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 5, 2021, and other documents filed by Umpqua with the SEC. Information regarding Columbia’s directors and executive officers is available in Columbia’s definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 12, 2021, and other documents filed by Columbia with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus relating to the Transaction. Free copies of this document may be obtained as described in the preceding paragraph.

Contacts:	Clint Stein,	Aaron James Deer,
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer

Investor Relations
InvestorRelations@columbiabank.com
253-471-4065
	(COLB-ER)	(COLB&ER)

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited				September 30,	June 30,	December 31,
				2021	2021	2020

				(in thousands)
ASSETS
Cash and due from banks				$193,715	$218,649	$218,899
Interest-earning deposits with banks				703,760	612,883	434,867
Total cash and cash equivalents				897,475	831,532	653,766
Debt securities available for sale at fair value (amortized cost of $4,773,742, $4,103,196 and $4,997,529, respectively)				4,831,919	4,190,066	5,210,134
Debt securities held to maturity at amortized cost (fair value of $2,071,051, $2,032,980 and $—, respectively)				2,075,158	2,024,715	—
Equity securities				13,425	13,425	13,425
Federal Home Loan Bank (“FHLB”) stock at cost				10,280	10,280	10,280
Loans held for sale				11,355	13,179	26,481
Loans, net of unearned income				9,521,385	9,693,116	9,427,660
Less: Allowance for credit losses				142,785	142,988	149,140
Loans, net				9,378,600	9,550,128	9,278,520
Interest receivable				52,886	52,347	54,831
Premises and equipment, net				157,488	158,827	162,059
Other real estate owned				381	381	553
Goodwill				765,842	765,842	765,842
Other intangible assets, net				21,123	22,958	26,734
Other assets				386,530	379,797	382,154
Total assets				$18,602,462	$18,013,477	$16,584,779
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing				$7,971,680	$7,703,325	$6,913,214
Interest-bearing				7,981,719	7,642,107	6,956,648
Total deposits				15,953,399	15,345,432	13,869,862
FHLB advances				7,372	7,386	7,414
Securities sold under agreements to repurchase				40,040	70,994	73,859
Subordinated debentures				35,000	35,000	35,092
Other liabilities				243,384	221,419	250,945
Total liabilities				16,279,195	15,680,231	14,237,172
Commitments and contingent liabilities
Shareholders’ equity:
	September 30,	June 30,	December 31,
	2021	2021	2020

	(in thousands)
Preferred stock (no par value)
Authorized shares	2,000	2,000	2,000
Common stock (no par value)
Authorized shares	115,000	115,000	115,000
Issued	73,944	73,926	73,782	1,670,076	1,664,953	1,660,998
Outstanding	71,760	71,742	71,598
Retained earnings				651,308	642,018	575,248
Accumulated other comprehensive income				72,717	97,109	182,195
Treasury stock at cost	2,184	2,184	2,184	(70,834)	(70,834)	(70,834)
Total shareholders’ equity				2,323,267	2,333,246	2,347,607
Total liabilities and shareholders’ equity				$18,602,462	$18,013,477	$16,584,779

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended			Nine Months Ended
Unaudited	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Interest Income	(in thousands except per share amounts)
Loans	$105,168	$99,712	$105,739	$305,195	$318,601
Taxable securities	26,374	24,750	19,102	73,940	58,533
Tax-exempt securities	2,714	2,826	2,340	8,299	6,899
Deposits in banks	284	159	203	595	480
Total interest income	134,540	127,447	127,384	388,029	384,513
Interest Expense
Deposits	1,468	1,426	2,005	4,379	7,741
FHLB advances and Federal Reserve Bank ("FRB") borrowings	73	72	166	217	6,191
Subordinated debentures	435	468	468	1,371	1,404
Other borrowings	24	19	19	66	178
Total interest expense	2,000	1,985	2,658	6,033	15,514
Net Interest Income	132,540	125,462	124,726	381,996	368,999
Provision (recapture) for credit losses	—	(5,500)	7,400	(6,300)	82,400
Net interest income after provision (recapture) for credit losses	132,540	130,962	117,326	388,296	286,599
Noninterest Income
Deposit account and treasury management fees	6,893	6,701	6,658	19,952	20,538
Card revenue	4,889	4,773	3,834	13,395	10,431
Financial services and trust revenue	4,250	4,245	3,253	11,876	9,481
Loan revenue	5,184	4,514	6,645	17,067	16,842
Bank owned life insurance	1,585	1,635	1,585	4,780	4,799
Investment securities gains, net	—	314	—	314	16,674
Other	1,157	548	497	2,470	2,173
Total noninterest income	23,958	22,730	22,472	69,854	80,938
Noninterest Expense
Compensation and employee benefits	54,679	53,450	55,133	159,865	156,018
Occupancy	9,695	9,038	8,734	27,739	26,743
Data processing and software (1)	8,515	7,402	7,095	24,368	22,175
Legal and professional fees	4,894	3,264	3,000	10,973	8,585
Amortization of intangibles	1,835	1,852	2,193	5,611	6,713
Business and Occupation ("B&O") taxes	1,583	1,490	1,559	4,332	3,427
Advertising and promotion	678	588	680	2,026	2,822
Regulatory premiums	1,214	1,112	826	3,431	1,894
Net cost (benefit) of operation of other real estate owned	4	111	(160)	52	(348)
Other (1)	6,910	5,809	6,055	19,285	22,190
Total noninterest expense	90,007	84,116	85,115	257,682	250,219
Income before income taxes	66,491	69,576	54,683	200,468	117,318
Provision for income taxes	13,474	14,537	9,949	40,559	21,374
Net Income	$53,017	$55,039	$44,734	$159,909	$95,944
Earnings per common share
Basic	$0.75	$0.77	$0.63	$2.25	$1.35
Diluted	$0.74	$0.77	$0.63	$2.24	$1.35
Dividends declared per common share - regular (2)	$0.58	$0.28	$0.28	$1.14	$0.84
Dividends declared per common share - special	—	—	—	—	0.22
Dividends declared per common share - total	$0.58	$0.28	$0.28	$1.14	$1.06

Weighted average number of common shares outstanding	71,036	70,987	70,726	70,965	70,870
Weighted average number of diluted common shares outstanding	71,186	71,164	70,762	71,155	70,906
__________
(1) Prior periods adjusted to conform to current period presentation.
(2) Dividends declared per common share - regular for the three months ended September 30, 2021 includes both the July 29, 2021 declaration of $0.28 and the September 30, 2021 declaration of $0.30.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended			Nine Months Ended
Unaudited	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Earnings	(dollars in thousands except per share amounts)
Net interest income	$132,540	$125,462	$124,726	$381,996	$368,999
Provision (recapture) for credit losses	$—	$(5,500)	$7,400	$(6,300)	$82,400
Noninterest income	$23,958	$22,730	$22,472	$69,854	$80,938
Noninterest expense	$90,007	$84,116	$85,115	$257,682	$250,219
Acquisition-related expense (included in noninterest expense)	$2,192	$510	$—	$2,702	$—
Net income	$53,017	$55,039	$44,734	$159,909	$95,944
Per Common Share
Earnings (basic)	$0.75	$0.77	$0.63	$2.25	$1.35
Earnings (diluted)	$0.74	$0.77	$0.63	$2.24	$1.35
Book value	$32.38	$32.52	$32.14	$32.38	$32.14
Tangible book value per common share (1)	$21.41	$21.53	$21.05	$21.41	$21.05
Averages
Total assets	$18,330,109	$17,670,480	$15,965,485	$17,636,026	$15,039,925
Interest-earning assets	$16,820,771	$16,176,328	$14,492,435	$16,143,956	$13,549,356
Loans	$9,526,052	$9,664,169	$9,744,336	$9,592,178	$9,370,101
Securities, including debt securities, equity securities and FHLB stock	$6,545,134	$5,914,838	$3,948,041	$5,901,575	$3,720,268
Deposits	$15,642,250	$15,059,406	$13,318,485	$14,976,661	$12,058,376
Interest-bearing deposits	$7,821,949	$7,530,372	$6,527,695	$7,493,773	$5,984,658
Interest-bearing liabilities	$7,920,146	$7,618,629	$6,659,119	$7,587,989	$6,516,874
Noninterest-bearing deposits	$7,820,301	$7,529,034	$6,790,790	$7,482,888	$6,073,718
Shareholders’ equity	$2,364,149	$2,312,779	$2,293,771	$2,341,238	$2,247,228
Financial Ratios
Return on average assets	1.16%	1.25%	1.12%	1.21%	0.85%
Return on average common equity	8.97%	9.52%	7.80%	9.11%	5.69%
Return on average tangible common equity (1)	13.82%	14.84%	12.41%	14.13%	9.31%
Average equity to average assets	12.90%	13.09%	14.37%	13.28%	14.94%
Shareholders' equity to total assets	12.49%	12.95%	14.18%	12.49%	14.18%
Tangible common shareholders’ equity to tangible assets (1)	8.62%	8.97%	9.76%	8.62%	9.76%
Net interest margin (tax equivalent)	3.17%	3.16%	3.47%	3.21%	3.69%
Efficiency ratio (tax equivalent) (2)	56.67%	55.86%	56.95%	56.16%	54.78%
Operating efficiency ratio (tax equivalent) (1)	54.44%	54.80%	56.33%	54.84%	56.16%
Noninterest expense ratio	1.96%	1.90%	2.13%	1.95%	2.22%
Core noninterest expense ratio (1)	1.92%	1.89%	2.13%	1.93%	2.22%

	September 30,	June 30,	December 31,
Period-end	2021	2021	2020
Total assets	$18,602,462	$18,013,477	$16,584,779
Loans, net of unearned income	$9,521,385	$9,693,116	$9,427,660
Allowance for credit losses	$142,785	$142,988	$149,140
Securities, including debt securities, equity securities and FHLB stock	$6,930,782	$6,238,486	$5,233,839
Deposits	$15,953,399	$15,345,432	$13,869,862
Shareholders’ equity	$2,323,267	$2,333,246	$2,347,607
Nonperforming assets
Nonaccrual loans	$24,176	$24,021	$34,806
Other real estate owned (“OREO”) and other personal property owned (“OPPO”)	381	381	553
Total nonperforming assets	$24,557	$24,402	$35,359

Nonperforming loans to period-end loans	0.25%	0.25%	0.37%
Nonperforming assets to period-end assets	0.13%	0.14%	0.21%
Allowance for credit losses to period-end loans	1.50%	1.48%	1.58%
Net loan charge-offs (recoveries) (for the three months ended)	$203	$(194)	$3,128
__________
(1) This is a non-GAAP measure. See section titled "Non-GAAP Financial Measures" on the last three pages of this earnings release for a reconciliation to the most comparable GAAP measure.
(2) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Earnings	(dollars in thousands except per share amounts)
Net interest income	$132,540	$125,462	$123,994	$131,112	$124,726
Provision (recapture) for credit losses	$—	$(5,500)	$(800)	$(4,700)	$7,400
Noninterest income	$23,958	$22,730	$23,166	$23,562	$22,472
Noninterest expense	$90,007	$84,116	$83,559	$84,300	$85,115
Acquisition-related expense (included in noninterest expense)	$2,192	$510	$—	$—	$—
Net income	$53,017	$55,039	$51,853	$58,300	$44,734
Per Common Share
Earnings (basic)	$0.75	$0.77	$0.73	$0.82	$0.63
Earnings (diluted)	$0.74	$0.77	$0.73	$0.82	$0.63
Book value	$32.38	$32.52	$31.71	$32.79	$32.14
Averages
Total assets	$18,330,109	$17,670,480	$16,891,682	$16,477,246	$15,965,485
Interest-earning assets	$16,820,771	$16,176,328	$15,419,371	$15,010,392	$14,492,435
Loans	$9,526,052	$9,664,169	$9,586,984	$9,533,655	$9,744,336
Securities, including debt securities, equity securities and FHLB stock	$6,545,134	$5,914,838	$5,230,304	$4,765,158	$3,948,041
Deposits	$15,642,250	$15,059,406	$14,212,616	$13,864,027	$13,318,485
Interest-bearing deposits	$7,821,949	$7,530,372	$7,121,300	$6,873,405	$6,527,695
Interest-bearing liabilities	$7,920,146	$7,618,629	$7,217,471	$6,954,287	$6,659,119
Noninterest-bearing deposits	$7,820,301	$7,529,034	$7,091,316	$6,990,622	$6,790,790
Shareholders’ equity	$2,364,149	$2,312,779	$2,346,593	$2,311,070	$2,293,771
Financial Ratios
Return on average assets	1.16%	1.25%	1.23%	1.42%	1.12%
Return on average common equity	8.97%	9.52%	8.84%	10.09%	7.80%
Average equity to average assets	12.90%	13.09%	13.89%	14.03%	14.37%
Shareholders’ equity to total assets	12.49%	12.95%	13.12%	14.16%	14.18%
Net interest margin (tax equivalent)	3.17%	3.16%	3.31%	3.52%	3.47%
Period-end
Total assets	$18,602,462	$18,013,477	$17,335,116	$16,584,779	$16,233,424
Loans, net of unearned income	$9,521,385	$9,693,116	$9,676,318	$9,427,660	$9,688,947
Allowance for credit losses	$142,785	$142,988	$148,294	$149,140	$156,968
Securities, including debt securities, equity securities and FHLB stock	$6,930,782	$6,238,486	$5,519,995	$5,233,839	$4,305,425
Deposits	$15,953,399	$15,345,432	$14,767,466	$13,869,862	$13,600,260
Shareholders’ equity	$2,323,267	$2,333,246	$2,275,063	$2,347,607	$2,301,981
Goodwill	$765,842	$765,842	$765,842	$765,842	$765,842
Other intangible assets, net	$21,123	$22,958	$24,810	$26,734	$28,745
Nonperforming assets
Nonaccrual loans	$24,176	$24,021	$33,581	$34,806	$47,231
OREO and OPPO	381	381	521	553	623
Total nonperforming assets	$24,557	$24,402	$34,102	$35,359	$47,854

Nonperforming loans to period-end loans	0.25%	0.25%	0.35%	0.37%	0.49%
Nonperforming assets to period-end assets	0.13%	0.14%	0.20%	0.21%	0.29%
Allowance for credit losses to period-end loans	1.50%	1.48%	1.53%	1.58%	1.62%
Net loan charge-offs (recoveries)	$203	$(194)	$46	$3,128	$1,978

LOAN PORTFOLIO COMPOSITION
Columbia Banking System, Inc.
Unaudited	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Loan Portfolio Composition - Dollars	(dollars in thousands)
Commercial loans:
Commercial real estate	$4,088,484	$4,101,071	$4,081,915	$4,062,313	$4,027,035
Commercial business	3,436,351	3,738,288	3,792,813	3,597,968	3,836,009
Agriculture	815,985	797,580	751,800	779,627	850,290
Construction	326,569	300,303	282,534	268,663	273,176
Consumer loans:
One-to-four family residential real estate	823,877	724,151	735,314	683,570	665,432
Other consumer	30,119	31,723	31,942	35,519	37,005
Total loans	9,521,385	9,693,116	9,676,318	9,427,660	9,688,947
Less: Allowance for credit losses	(142,785)	(142,988)	(148,294)	(149,140)	(156,968)
Total loans, net	$9,378,600	$9,550,128	$9,528,024	$9,278,520	$9,531,979
Loans held for sale	$11,355	$13,179	$26,176	$26,481	$24,407

	September 30,	June 30,	March 31,	December 31,	September 30,
Loan Portfolio Composition - Percentages	2021	2021	2021	2020	2020
Commercial loans:
Commercial real estate	42.9%	42.3%	42.2%	43.0%	41.5%
Commercial business	36.1%	38.6%	39.2%	38.2%	39.6%
Agriculture	8.6%	8.2%	7.8%	8.3%	8.8%
Construction	3.4%	3.1%	2.9%	2.8%	2.8%
Consumer loans:
One-to-four family residential real estate	8.7%	7.5%	7.6%	7.3%	6.9%
Other consumer	0.3%	0.3%	0.3%	0.4%	0.4%
Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSIT COMPOSITION
Columbia Banking System, Inc.
Unaudited
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Deposit Composition - Dollars	(dollars in thousands)
Demand and other noninterest-bearing	$7,971,680	$7,703,325	$7,424,472	$6,913,214	$6,897,054
Money market	3,076,833	2,950,063	2,913,689	2,780,922	2,708,949
Interest-bearing demand	1,646,816	1,525,360	1,512,808	1,433,083	1,322,618
Savings	1,416,376	1,388,241	1,282,151	1,169,721	1,109,155
Interest-bearing public funds, other than certificates of deposit	740,281	720,553	662,461	656,273	635,980
Certificates of deposit, less than $250,000	190,402	193,080	198,568	201,805	204,578
Certificates of deposit, $250,000 or more	108,483	105,393	107,421	108,935	105,041
Certificates of deposit insured by the CD Option of IntraFi Network Deposits	26,835	24,409	25,929	23,105	22,609
Brokered certificates of deposit	5,000	5,000	5,000	5,000	5,000
Reciprocal money market accounts	770,693	730,008	634,967	577,804	589,276
Total deposits	$15,953,399	$15,345,432	$14,767,466	$13,869,862	$13,600,260

	September 30,	June 30,	March 31,	December 31,	September 30,
Deposit Composition - Percentages	2021	2021	2021	2020	2020
Demand and other noninterest-bearing	50.0%	50.2%	50.4%	49.8%	50.7%
Money market	19.3%	19.2%	19.7%	20.1%	19.9%
Interest-bearing demand	10.3%	9.9%	10.2%	10.3%	9.7%
Savings	8.9%	9.0%	8.7%	8.4%	8.2%
Interest-bearing public funds, other than certificates of deposit	4.6%	4.7%	4.5%	4.7%	4.7%
Certificates of deposit, less than $250,000	1.2%	1.3%	1.3%	1.5%	1.5%
Certificates of deposit, $250,000 or more	0.7%	0.7%	0.7%	0.8%	0.8%
Certificates of deposit insured by the CD Option of IntraFi Network Deposits	0.2%	0.2%	0.2%	0.2%	0.2%
Reciprocal money market accounts	4.8%	4.8%	4.3%	4.2%	4.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended			Three Months Ended
	September 30, 2021			September 30, 2020
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate

	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$9,526,052	$106,345	4.43%	$9,744,336	$106,945	4.37%
Taxable securities	5,929,321	26,374	1.76%	3,511,690	19,102	2.16%
Tax exempt securities (2)	615,813	3,436	2.21%	436,351	2,962	2.70%
Interest-earning deposits with banks	749,585	284	0.15%	800,058	203	0.10%
Total interest-earning assets	16,820,771	136,439	3.22%	14,492,435	129,212	3.55%
Other earning assets	245,907			235,735
Noninterest-earning assets	1,263,431			1,237,315
Total assets	$18,330,109			$15,965,485
LIABILITIES AND SHAREHOLDERS’ EQUITY
Money market accounts	$3,790,201	$741	0.08%	$3,200,407	$947	0.12%
Interest-bearing demand	1,581,598	298	0.07%	1,296,076	337	0.10%
Savings accounts	1,391,221	54	0.02%	1,072,472	36	0.01%
Interest-bearing public funds, other than certificates of deposit	729,382	232	0.13%	621,786	397	0.25%
Certificates of deposit	329,547	143	0.17%	336,954	288	0.34%
Total interest-bearing deposits	7,821,949	1,468	0.07%	6,527,695	2,005	0.12%
FHLB advances and FRB borrowings	7,382	73	3.92%	54,173	166	1.22%
Subordinated debentures	35,000	435	4.93%	35,161	468	5.30%
Other borrowings and interest-bearing liabilities	55,815	24	0.17%	42,090	19	0.18%
Total interest-bearing liabilities	7,920,146	2,000	0.10%	6,659,119	2,658	0.16%
Noninterest-bearing deposits	7,820,301			6,790,790
Other noninterest-bearing liabilities	225,513			221,805
Shareholders’ equity	2,364,149			2,293,771
Total liabilities & shareholders’ equity	$18,330,109			$15,965,485
Net interest income (tax equivalent)		$134,439			$126,554
Net interest margin (tax equivalent)			3.17%			3.47%
__________
(1)Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $11.3 million and $5.0 million for the three months ended September 30, 2021 and 2020, respectively. The incremental accretion income on acquired loans was $884 thousand and $1.7 million for the three months ended September 30, 2021 and 2020, respectively.
(2)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.2 million for both the three months ended September 30, 2021 and 2020. The tax equivalent yield adjustment to interest earned on tax exempt securities was $722 thousand and $622 thousand for the three months ended September 30, 2021 and 2020, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended			Three Months Ended
	September 30, 2021			June 30, 2021
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate

	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$9,526,052	$106,345	4.43%	$9,664,169	$100,908	4.19%
Taxable securities	5,929,321	26,374	1.76%	5,291,380	24,750	1.88%
Tax exempt securities (2)	615,813	3,436	2.21%	623,458	3,577	2.30%
Interest-earning deposits with banks	749,585	284	0.15%	597,321	159	0.11%
Total interest-earning assets	16,820,771	136,439	3.22%	16,176,328	129,394	3.21%
Other earning assets	245,907			244,181
Noninterest-earning assets	1,263,431			1,249,971
Total assets	$18,330,109			$17,670,480
LIABILITIES AND SHAREHOLDERS’ EQUITY
Money market accounts	$3,790,201	$741	0.08%	$3,632,383	$692	0.08%
Interest-bearing demand	1,581,598	298	0.07%	1,546,247	286	0.07%
Savings accounts	1,391,221	54	0.02%	1,318,837	45	0.01%
Interest-bearing public funds, other than certificates of deposit	729,382	232	0.13%	702,967	245	0.14%
Certificates of deposit	329,547	143	0.17%	329,938	158	0.19%
Total interest-bearing deposits	7,821,949	1,468	0.07%	7,530,372	1,426	0.08%
FHLB advances and FRB borrowings	7,382	73	3.92%	7,395	72	3.91%
Subordinated debentures	35,000	435	4.93%	35,030	468	5.36%
Other borrowings and interest-bearing liabilities	55,815	24	0.17%	45,832	19	0.17%
Total interest-bearing liabilities	7,920,146	2,000	0.10%	7,618,629	1,985	0.10%
Noninterest-bearing deposits	7,820,301			7,529,034
Other noninterest-bearing liabilities	225,513			210,038
Shareholders’ equity	2,364,149			2,312,779
Total liabilities & shareholders’ equity	$18,330,109			$17,670,480
Net interest income (tax equivalent)		$134,439			$127,409
Net interest margin (tax equivalent)			3.17%			3.16%
__________
(1)Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $11.3 million and $6.4 million for the three months ended September 30, 2021 and June 30, 2021, respectively. The incremental accretion income on acquired loans was $884 thousand and $856 thousand for the three months ended September 30, 2021 and June 30, 2021, respectively.
(2)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.2 million for both the three months ended September 30, 2021 and June 30, 2021. The tax equivalent yield adjustment to interest earned on tax exempt securities was $722 thousand and $751 thousand for the three months ended September 30, 2021 and June 30, 2021, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Nine Months Ended			Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate

	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$9,592,178	$308,730	4.30%	$9,370,101	$322,347	4.60%
Taxable securities	5,286,406	73,940	1.87%	3,304,295	58,533	2.37%
Tax exempt securities (2)	615,169	10,505	2.28%	415,973	8,733	2.80%
Interest-earning deposits with banks	650,203	595	0.12%	458,987	480	0.14%
Total interest-earning assets	16,143,956	$393,770	3.26%	13,549,356	$390,093	3.85%
Other earning assets	244,269			234,044
Noninterest-earning assets	1,247,801			1,256,525
Total assets	$17,636,026			$15,039,925
LIABILITIES AND SHAREHOLDERS’ EQUITY
Money market accounts	$3,625,688	$2,132	0.08%	$2,925,672	$3,649	0.17%
Interest-bearing demand	1,526,312	849	0.07%	1,211,958	1,160	0.13%
Savings accounts	1,311,118	139	0.01%	982,507	117	0.02%
Interest-bearing public funds, other than certificates of deposit	698,745	753	0.14%	512,548	1,693	0.44%
Certificates of deposit	331,910	506	0.20%	351,973	1,122	0.43%
Total interest-bearing deposits	7,493,773	4,379	0.08%	5,984,658	7,741	0.17%
FHLB advances and FRB borrowings	7,395	217	3.92%	455,303	6,191	1.82%
Subordinated debentures	35,034	1,371	5.23%	35,207	1,404	5.33%
Other borrowings and interest-bearing liabilities	51,787	66	0.17%	41,706	178	0.57%
Total interest-bearing liabilities	7,587,989	$6,033	0.11%	6,516,874	$15,514	0.32%
Noninterest-bearing deposits	7,482,888			6,073,718
Other noninterest-bearing liabilities	223,911			202,105
Shareholders’ equity	2,341,238			2,247,228
Total liabilities & shareholders’ equity	$17,636,026			$15,039,925
Net interest income (tax equivalent)		$387,737			$374,579
Net interest margin (tax equivalent)			3.21%			3.69%
__________
(1)Nonaccrual loans have been included in the table as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $26.0 million and $12.5 million for the nine months ended September 30, 2021 and 2020, respectively. The incremental accretion on acquired loans was $2.8 million and $4.8 million for the nine months ended September 30, 2021 and 2020, respectively.
(2)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $3.5 million and $3.7 million for the nine months ended September 30, 2021 and 2020, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $2.2 million and $1.8 million for the nine months ended September 30, 2021 and 2020, respectively.

Non-GAAP Financial Measures
The Company considers its operating net interest margin (tax equivalent) and operating efficiency ratios to be useful measurements as they more closely reflect the ongoing operating performance of the Company. Despite the usefulness of the operating net interest margin (tax equivalent) and operating efficiency ratio to the Company, there are no standardized definitions for these metrics. As a result, the Company’s calculations may not be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin (tax equivalent) and operating efficiency ratio:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$134,439	$127,409	$126,554	$387,737	$374,579
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on acquired loans	(884)	(856)	(1,665)	(2,795)	(4,831)
Premium amortization on acquired securities	422	532	701	1,474	2,803
Interest reversals on nonaccrual loans (2)	—	—	393	—	1,854
Operating net interest income (tax equivalent) (1)	$133,977	$127,085	$125,983	$386,416	$374,405

Average interest earning assets	$16,820,771	$16,176,328	$14,492,435	$16,143,956	$13,549,356
Net interest margin (tax equivalent) (1)	3.17%	3.16%	3.47%	3.21%	3.69%
Operating net interest margin (tax equivalent) (1)	3.16%	3.15%	3.46%	3.20%	3.69%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$90,007	$84,116	$85,115	$257,682	$250,219
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(2,192)	(510)	—	(2,702)	—
Net benefit (cost) of operation of OREO and OPPO	(4)	(111)	160	(42)	356
Loss on asset disposals	(11)	(2)	—	(19)	(224)
B&O taxes	(1,583)	(1,490)	(1,559)	(4,332)	(3,427)
Operating noninterest expense (numerator B)	$86,217	$82,003	$83,716	$250,587	$246,924

Net interest income (tax equivalent) (1)	$134,439	$127,409	$126,554	$387,737	$374,579
Noninterest income	23,958	22,730	22,472	69,854	80,938
Bank owned life insurance tax equivalent adjustment	422	434	422	1,271	1,276
Total revenue (tax equivalent) (denominator A)	$158,819	$150,573	$149,448	$458,862	$456,793

Operating net interest income (tax equivalent) (1)	$133,977	$127,085	$125,983	$386,416	$374,405
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gain, net	—	(314)	—	(314)	(16,674)
Gain on asset disposals	—	(287)	(247)	(287)	(294)
Operating noninterest income (tax equivalent)	24,380	22,563	22,647	70,524	65,246
Total operating revenue (tax equivalent) (denominator B)	$158,357	$149,648	$148,630	$456,940	$439,651
Efficiency ratio (tax equivalent) (numerator A/denominator A)	56.67%	55.86%	56.95%	56.16%	54.78%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	54.44%	54.80%	56.33%	54.84%	56.16%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $1.9 million for both the three months ended September 30, 2021 and June 30, 2021, $1.8 million for the three months ended September 30, 2020 and $5.7 million and $5.6 million for the nine months ended September 30, 2021 and 2020, respectively.
(2) Beginning January 2021, interest reversals on nonaccrual loans is no longer a component of these non-GAAP financial measures.

Non-GAAP Financial Measures - Continued
The Company also considers its core noninterest expense ratio to be a useful measurement as it more closely reflects the ongoing operating performance of the Company. Despite the usefulness of the core noninterest expense ratio to the Company, there is not a standardized definition for it, as a result, the Company’s calculations may not be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the core noninterest expense ratio:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Core noninterest expense ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$90,007	$84,116	$85,115	$257,682	$250,219
Adjustments to arrive at core noninterest expense:
Acquisition-related expenses	(2,192)	(510)	—	(2,702)	—
Core noninterest expense (numerator B)	$87,815	$83,606	$85,115	$254,980	$250,219

Average assets (denominator)	$18,330,109	$17,670,480	$15,965,485	$17,636,026	$15,039,925
Noninterest expense ratio (numerator A/denominator) (1)	1.96%	1.90%	2.13%	1.95%	2.22%
Core noninterest expense ratio (numerator B/denominator)	1.92%	1.89%	2.13%	1.93%	2.22%
__________
(1) For the purpose of this ratio, interim noninterest expense has been annualized.
(2) For the purpose of this ratio, interim core noninterest expense has been annualized.

The Company considers its pre-tax, pre-provision income to be a useful measurement in evaluating the earnings of the Company as it provides a method to assess income. Despite the usefulness of this measure to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the pre-tax, pre-provision income:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Pre-tax, pre-provision income:	(in thousands)
Income before income taxes	$66,491	$69,576	$54,683	$200,468	$117,318
Provision (recapture) for credit losses	—	(5,500)	7,400	(6,300)	82,400
Provision for unfunded commitments (1)	500	200	800	2,200	4,600
B&O taxes (1)	1,583	1,490	1,559	4,332	3,427
Pre-tax, pre-provision income	$68,574	$65,766	$64,442	$200,700	$207,745
__________
(1) Beginning the second quarter of 2021, provision for unfunded commitments and B&O taxes are components of this non-GAAP measure. Prior periods have been adjusted to conform to current period presentation.

The Company considers its tangible common equity ratio and tangible book value per share ratio to be useful measurements in evaluating the capital adequacy of the Company as they provide a method to assess management’s success in utilizing our tangible capital. Despite the usefulness of these ratios to the Company, there is not a standardized definition for these metrics. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the tangible common equity ratio and tangible book value per share ratio:

	September 30,	June 30,	September 30,
	2021	2021	2020

Tangible common equity ratio and tangible book value per common share non-GAAP reconciliation:	(dollars in thousands except per share amounts)
Shareholders’ equity (numerator A)	$2,323,267	$2,333,246	$2,301,981
Adjustments to arrive at tangible common equity:
Goodwill	(765,842)	(765,842)	(765,842)
Other intangible assets, net	(21,123)	(22,958)	(28,745)
Tangible common equity (numerator B)	$1,536,302	$1,544,446	$1,507,394

Total assets (denominator A)	$18,602,462	$18,013,477	$16,233,424
Adjustments to arrive at tangible assets:
Goodwill	(765,842)	(765,842)	(765,842)
Other intangible assets, net	(21,123)	(22,958)	(28,745)
Tangible assets (denominator B)	$17,815,497	$17,224,677	$15,438,837

Shareholders’ equity to total assets (numerator A/denominator A)	12.49%	12.95%	14.18%
Tangible common shareholders’ equity to tangible assets (numerator B/denominator B)	8.62%	8.97%	9.76%
Common shares outstanding (denominator C)	71,760	71,742	71,613
Book value per common share (numerator A/denominator C)	$32.38	$32.52	$32.14
Tangible book value per common share (numerator B/denominator C)	$21.41	$21.53	$21.05

Non-GAAP Financial Measures - Continued
The Company considers its ratio of allowance for credit losses to period-end loans, excluding PPP loans, to be a useful measurement in evaluating the adequacy of the amount of allowance for credit losses to loans of the Company, as PPP loans are guaranteed by the U.S. Small Business Administration and thus do not require the same amount of reserve for credit losses as do other loans. Despite the usefulness of this ratio to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company’s calculation of the allowance for credit losses to period-end loans, excluding PPP loans:

	September 30,	June 30,	September 30,
	2021	2021	2020

Allowance coverage ratio non-GAAP reconciliation:	(dollars in thousands)
Allowance for credit losses ("ACL") (numerator)	$142,785	$142,988	$156,968

Total loans (denominator A)	9,521,385	9,693,116	9,688,947
Less: PPP loans (0% Allowance)	337,025	691,949	953,244
Total loans, net of PPP loans (denominator B)	$9,184,360	$9,001,167	$8,735,703

ACL to period end loans (numerator / denominator A)	1.50%	1.48%	1.62%
ACL to period end loans, excluding PPP loans (numerator / denominator B)	1.55%	1.59%	1.80%

The Company also considers its return on average tangible common equity ratio to be a useful measurement as it evaluates the Company’s ongoing ability to generate returns for its common shareholders. By removing the impact of intangible assets and their related amortization and tax effects, the performance of the business can be evaluated, whether acquired or developed internally. Despite the usefulness of this ratio to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company’s calculation of the return on average tangible common shareholders' equity ratio:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Return on average tangible common equity non-GAAP reconciliation:	(dollars in thousands)
Net income (numerator A)	$53,017	$55,039	$44,734	$159,909	$95,944
Adjustments to arrive at tangible income applicable to common shareholders:
Amortization of intangibles	1,835	1,852	2,193	5,611	6,713
Tax effect on intangible amortization	(385)	(389)	(461)	(1,178)	(1,410)
Tangible income applicable to common shareholders (numerator B)	$54,467	$56,502	$46,466	164,342	$101,247

Average shareholders’ equity (denominator A)	$2,364,149	$2,312,779	$2,293,771	2,341,238	$2,247,228
Adjustments to arrive at average tangible common equity:
Average intangibles	(788,173)	(790,015)	(795,650)	(789,954)	(797,853)
Average tangible common equity (denominator B)	$1,575,976	$1,522,764	$1,498,121	$1,551,284	$1,449,375

Return on average common equity (numerator A/denominator A) (1)	8.97%	9.52%	7.80%	9.11%	5.69%
Return on average tangible common equity (numerator B/denominator B) (2)	13.82%	14.84%	12.41%	14.13%	9.31%
__________
(1) For the purpose of this ratio, interim net income has been annualized.
(2) For the purpose of this ratio, interim tangible income applicable to common shareholders has been annualized.